As filed with the Securities and Exchange Commission on April 9, 2019

 Registration No. 333-68366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

(Post-Effective Amendment No. 1)

 Registration Statement under the Securities Act of 1933

HAWTHORN BANCSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Missouri	43-1626350
(State or Other Jurisdiction	(IRS Employer
of Incorporation or Organization)	Identification No.)

132 East High Street, Box 688, Jefferson City, Missouri 65102

(Address of Principal Executive Offices)

Exchange National Bancshares, Inc. Incentive Stock Option Plan

 (Full title of the Plan)

David T. Turner

Chairman, Chief Executive Officer and President

Hawthorn Bancshares, Inc.

132 East High Street, Box 688

Jefferson City, Missouri 65102

(name and address of agent for service)

(573) 761-6100

(Telephone number, including area code, of agent for service)

Copy to:

James W. Allen, Esq.

Stinson Leonard Street LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106

(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

(Deregistration of Securities)

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-68366) (the "Registration Statement"), filed with the Securities and Exchange Commission on August 24, 2001 by Hawthorn Bancshares, Inc. (formerly known as Exchange National Bancshares, Inc.), a Missouri corporation (the "Registrant"), pertaining to the registration of shares of Common Stock, par value $1.00 per share, of the Registrant issuable pursuant to the Registrant's Incentive Stock Option Plan. The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the offering and to deregister any and all shares of Common Stock, par value $1.00 per share, of the Registrant previously registered pursuant to the Registration Statement that have not been sold or that otherwise remain unissued.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jefferson City, State of Missouri, on April 9, 2019.

HAWTHORN BANCSHARES, INC.
(Registrant)

By:	/s/ David T. Turner
David T. Turner
Chairman, Chief Executive Office and President

Note: In reliance on Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.